                                                                   EXHIBIT 10.1













                            NOTE PURCHASE AGREEMENT


                                  dated as of


                               September 17, 1996


                                     among


                         PREMIUM STANDARD FARMS, INC.,

                              PSF HOLDINGS L.L.C.,
                                  as Guarantor




                                      and


                           MORGAN STANLEY GROUP INC.

                               TABLE OF CONTENTS


                                  ARTICLE I

                                  DEFINITIONS

SECTION 1.1.  Definitions.........................   1
SECTION 1.2.  Accounting Terms and Determinations.  13


                                 ARTICLE II

                          PURCHASE AND SALE OF NOTES


SECTION 2.1.  Commitments to Purchase.............  14
SECTION 2.2.  Closing.............................  14

                                 ARTICLE III


                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                               AND THE GUARANTOR

SECTION 3.1.   Corporate Existence and Power......   15
SECTION 3.2.   Authorization, Execution and
               Enforceability.....................   16
SECTION 3.3.   Governmental Authorization.........   16
SECTION 3.4.   No Contravention...................   16
SECTION 3.5.   Security Interests.................   17
SECTION 3.6.   Financial Information..............   17
SECTION 3.7.   Full Disclosure....................   18
SECTION 3.8.   Real Property; Leasehold Interests.   18
SECTION 3.9.   Capitalization.....................   19
SECTION 3.10.  Solicitation; Access to Information   19
SECTION 3.11.  Non-Fungibility....................   20
SECTION 3.12.  Not an Investment Company..........   20
SECTION 3.13.  Solvency...........................   20

                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

SECTION 4.1.  Purchase for Investment; Authority;
              Binding Agreement...................    21

                                  ARTICLE V

                              CONDITIONS PRECEDENT

SECTION 5.1.  Conditions to Effectiveness..........   21
SECTION 5.2.  Conditions to each Purchaser's
              Obligations to Purchase..............   24



SECTION 5.3.  Conditions to the Company's Obligations
              to Sell.............................. 25


                                 ARTICLE VI

                                  COVENANTS

SECTION 6.1.   Information......................... 26
SECTION 6.2.   Inspection of Property, Books and
               Records; Consultation with
               Management.......................... 27

SECTION 6.3.   Supplemental Information............ 28
SECTION 6.4.   Use of Proceeds..................... 28
SECTION 6.5.   Restrictions on Certain Amendments.. 28
SECTION 6.6.   Investment Company Act.............. 29
SECTION 6.7.   Compliance with Third Priority Note
               Indenture........................... 29
SECTION 6.8.   Mergers, Consolidations, Etc........ 29
SECTION 6.9.   Third Priority Notes................ 31
SECTION 6.10.  Permitted Priority Liens............ 31
SECTION 6.11.  Security Interests.................. 32


                                 ARTICLE VII

                                   TRANSFERS

SECTION 7.1.   Restrictions on Transfer............ 33
SECTION 7.2.   Restrictive Legends................. 33
SECTION 7.3.   Notice of Proposed Transfers........ 33
SECTION 7.4.   Transfer to Single Transferee....... 35


                                ARTICLE VIII

                                 MISCELLANEOUS

section 8.1.   Notices............................. 26
SECTION 8.2.   No Waivers; Powers
               and Remedies Cumulative; Amendments. 35
SECTION 8.3.   Indemnification..................... 36
SECTION 8.4.   Expenses; Documentary Taxes......... 38
SECTION 8.5.   Payment............................. 38
SECTION 8.6.   Successors and Assigns.............. 38
SECTION 8.7.   Brokers............................. 39
SECTION 8.8.   Collateral Agent; Security Documents 39
SECTION 8.9.   Confidentiality..................... 40
SECTION 8.10.  NEW YORK LAW; SUBMISSION TO
               JURISDICTION; WAIVER OF JURY TRIAL.. 41
SECTION 8.11.  Severability........................ 41
SECTION 8.12.  Counterparts........................ 41

EXHIBIT A      Form of Note
EXHIBIT B      Parent Guarantee Agreement
EXHIBIT C      Subsidiary Guarantee Agreement
EXHIBIT D      Security Agreement
EXHIBIT E      Mortgage
EXHIBIT F      Pledge Agreement
EXHIBIT G      Intercreditor Agreement
EXHIBIT H      Company Counsel Opinion
EXHIBIT I      Missouri Company Counsel Opinion
EXHIBIT J      Indemnity, Subrogation and Contribution Agreement
EXHIBIT K      Assignment of Contracts
EXHIBIT L      Consent and Agreement


Schedule 1.1(a)  Mortgaged Properties
Schedule 1.1(b)  Existing Liens
Schedule 3.9(a)  Capitalization
Schedule 3.9(b)  Subsidiaries

                            NOTE PURCHASE AGREEMENT


     NOTE PURCHASE AGREEMENT dated as of September 17, 1996 among PREMIUM STANDARD FARMS, INC., PSF HOLDINGS L.L.C. and MORGAN STANLEY GROUP INC.

                    The parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means, with respect to any Person, possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" means this Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

     "Asset Sale" means, with respect to any Person, any sale, lease, transfer, condemnation, loss in an insured event or other disposition (including by way of merger, consolidation or sale and leaseback transaction, but excluding any sales of assets or property that (i) are substantially concurrently replaced with the proceeds of such sale and (ii) are no longer used or useful in the business of such Person) in one transaction or a series of related transactions by such Person or any of its Subsidiaries to any Person other than the Guarantor, the Company or any of its wholly owned Subsidiaries of (a) any of the Capital Stock of any Subsidiary of such Person, (b) all or substantially all of the Real Property, Leaseholds or Personal Property of such Person or any of its Subsidiaries or (c) any other Real Property, Leaseholds or Personal Property of such Person or any of its Subsidiaries, except, in the case of clause (c), for (i) sales of inventory, livestock, processed pork inventories, breeding stock, grain, feedstock or Hedging Contracts in the ordinary course of business and (ii) any sale, lease, transfer or other disposition in one transaction or a series of related transactions of Real Property, Leaseholds or Personal Property with a value not in excess of $250,000.

     "Assignment of Contracts" means the Assignment of Contracts between the Company and the Collateral Agent, substantially in the form of Exhibit K, as amended, supplemented or otherwise modified from time to time.

     "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, that in each case are outstanding or issued on or after the date of this Agreement.

     "Change in Control" shall be deemed to have occurred if (i)(a) any person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof) other than one or more Permitted Holders shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding membership interests of the Guarantor; (b) a majority of the seats (other than vacant seats) on the board of directors of the Company shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) any change in control (or similar event, however denominated) with respect to the Company or the Guarantor shall occur under and as defined in any indenture or agreement in respect of Debt to which the Company or the Guarantor is a party; or (d) the Company ceases for any reason to be a wholly owned Subsidiary of the Guarantor (other than as a result of the merger of the Company into the Guarantor in a transaction permitted by Section 6.8) or (ii) a "Change of Control", as defined in the Third Priority Note Documents, shall have occurred.

     "Closing" has the meaning set forth in Section 2.2(a).

     "Collateral" means all "Collateral" as defined in the Security Agreement, all "Pledged Collateral" as defined in the Pledge Agreement and all real property, leasehold interests and other property subject to the Mortgages, including the "Trust Premises" as defined in each Mortgage.

     "Collateral Agent" has the meaning set forth in the Security Agreement.

     "Commission" means the Securities and Exchange Commission.

     "Company" means Premium Standard Farms, Inc., a Delaware corporation, and its successors.

     "Consent and Agreement" means the Consent and Agreement of Pig Improvement Company, Inc., substantially in the form of Exhibit L.

     "Consolidated Net Worth" of any Person as of any date of determination means the stockholders' equity of such Person and its Subsidiaries at such date determined on a consolidated basis.

     "Consolidated Subsidiary" means at any date with respect to any Person any Subsidiary or other entity, the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

     "Court" means the United States Bankruptcy Court for the District of Delaware.

     "Credit Agreement" means the Credit Agreement dated as of September 17, 1996 among the Company, the Guarantor, the Lenders party thereto and The Chase Manhattan Bank, as Issuing Bank, Administrative Agent and Collateral

Agent, as amended, supplemented or otherwise modified from time to time. References to the Credit Agreement shall also include any credit agreement or agreements entered into by the Company to replace, extend, renew, refund or refinance all or a portion of the debt under the Credit Agreement, provided that the aggregate principal amount of Debt available thereunder will not be increased.

     "Credit Availability Period" means the two-year period commencing on the Effective Date.

     "Debt" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Debt of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances. The Debt of any Person shall include the Debt of any partnership in which such Person is a general partner.

     "Debtors" means PSF Finance, L.P., Collings Farm, Inc., Premium Standard Farms, Inc., Premium Holdings Corp. and PSF Finance Holdings, Inc., as debtors and debtors in possession under the Bankruptcy Code.

     "Default" means any Event of Default or any event or condition that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Effective Date" has the meaning set forth in Section 5.1.

     "Event of Default" has the meaning set forth in the Notes.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" has the meaning assigned to it in Section 1.2.

     "Guarantee" of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,
(b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

     "Guarantee Agreements" means the Parent Guarantee Agreement and the Subsidiary Guarantee Agreement.

     "Guarantor" means PSF Holdings L.L.C., a Delaware limited liability company, and its successors.

     "Hedging Contracts" means all contracts for, or options, puts, foreign exchange contracts, currency swap agreements or similar arrangements relating to, the purchase by the Company of (a) grain, soy meal and other feed ingredients or relating hedging activities conducted in accordance with prudent business practice and (b) hogs and related hedging activities conducted in accordance with prudent business practice, in each case that are created to protect the Company against price fluctuations and not for speculative purposes.

     "Inactive Subsidiary" means, at any time, any Subsidiary of the Company that has no Debt at such time, less than $1,000 in assets at such time and has not engaged in any business activities within the previous six months.

     "Indemnity Agreement" has the meaning set forth in Section 6.11(c).

     "Initial Purchaser" means MS Group and/or, subject to Section 8.6(b), any of its Affiliates designated as an "Initial Purchaser" in writing to the Company on or prior to the initial Time of Purchase, and their respective successors.

     "Intercreditor Agreement" means the Intercreditor Agreement dated as of September 17, 1996 among the Guarantor, the Company, The Chase Manhattan Bank, as Administrative Agent and Collateral Agent for the Lenders, and the Collateral Agent, substantially in the form of Exhibit G, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

     "Leaseholds" of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses or Real Property or fixtures annexed or to be annexed thereto.

     "Lender Documents" means the Credit Agreement, together with all notes, collateral and security documents, guarantees and other documents delivered at any time in connection therewith, all as amended, supplemented or otherwise modified from time to time in accordance with their respective terms.

     "Lenders" means the banks and other financial institutions from time to time party to the Credit Agreement.

     "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Majority Holders" means (i) at any time during the Credit Availability Period, the Initial Purchaser, and (ii) at any time thereafter, the holders of more than 50% in aggregate principal amount of the Notes outstanding at such time; provided, however, that, for purposes of determining the Majority Holders at any time, those Notes shall not be deemed outstanding which are held at such time in the name of, or beneficially by, the Company or any Affiliate of the Company
(other than a member of the Morgan Stanley Group).

     "Margin Stock" has the meaning assigned thereto in Regulation G, U or X of the Board of Governors of the Federal Reserve, as the same may be amended, supplemented or modified from time to time.

     "Material Adverse Effect" means (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Company and the Subsidiaries (taken as a whole), (b) a material impairment of the ability of any Obligor to perform any of its obligations under any Note Document to which it is or will be a party or (c) a material impairment of the rights of or benefits available to the Purchasers or holders of Notes under any Note Document.

     "Mineral Rights" means rights and interests held by third parties in the oil, gas and other minerals estate (including mineral and royalty interests).

     "Morgan Stanley" means Morgan Stanley & Co. Incorporated, a Delaware corporation, and its successors.

     "Morgan Stanley Group" means the group consisting of MS Group, Morgan Stanley, MSLEF II, MSCP III, MSCP III Investors, MSCP Investors and all parents and Subsidiaries of any one or more of the foregoing.

     "Mortgage" has the meaning assigned to that term in Section 5.1(c).

     "Mortgaged Properties" means the owned real properties of the Company specified on Schedule 1.1(a), but shall not include any such real property sold or otherwise disposed of by the Company in accordance with the provisions of this Agreement.

     "MS Group" means Morgan Stanley Group Inc., a Delaware corporation, and its successors.

     "MSCP Investors" means Morgan Stanley Capital Investors, L.P., a Delaware limited partnership, and its successors.

     "MSCP III" means Morgan Stanley Capital Partners, III, L.P., a Delaware limited partnership, and its successors.

     "MSCP III Investors" means MSCP III 892 Investors, L.P., a Delaware limited partnership, and its successors.

     "MSLEF II" means The Morgan Stanley Leveraged Equity Fund II, L.P., a Delaware limited partnership, and its successors.

     "Net Cash Proceeds" means (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other Real Property, Leaseholds and Personal Property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale; (ii) taxes actually paid or payable in the year such Asset Sale occurs or in the following year as a result thereof; (iii) payments required to be made to repay Debt or any other obligation then outstanding that is secured by a Lien on the property if such Lien is senior to the Lien thereon of the Collateral Agent for the benefit of the Secured Parties and is permitted to exist under Section 6.10; and (iv) appropriate amounts to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale (provided that to the extent and at such time any such amounts are released, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any issuance of Debt or equity securities, the cash proceeds thereof net of (i) underwriting or placement fees and expenses directly incurred in connection therewith (including fees and expenses of counsel) and (ii) taxes actually paid or payable in the year such issuance occurs or in the following year as a result thereof.

     "Note Documents" means this Agreement, the Notes, the Guarantee Agreements, the Indemnity Agreement, the Intercreditor Agreement and the Security Documents.

     "Notes" means the Company's Senior Secured Second Priority Notes substantially in the form set forth as Exhibit A hereto.

     "Obligor" means the Company, the Guarantor and any Subsidiary Guarantor.

     "Order" means the Order entered by the Court approving confirmation of the Plan of Reorganization, the Recapitalization, the Note Documents, the Other Transaction

Documents and all related documentation contemplated herein or therein.

     "Other Transaction Documents" means the Lender Documents, the Third Priority Note Documents and the Recapitalization Documents.

     "Parent Guarantee Agreement" means the Parent Guarantee Agreement, substantially in the form of Exhibit B, made by the Guarantor in favor of the Purchasers and the holders of the Notes, as amended, supplemented or otherwise modified from time to time.

     "Permitted Cash Equivalents" means any investment in:

           (i) certificates of deposit with final maturities of two years or less issued by commercial banks organized under the laws of the United States of America having capital and surplus in excess of $100,000,000;

           (ii) commercial paper with minimum grade of A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc.;

           (iii) a direct obligation of the United States of America or of a United States of America agency with a maturity of two years or less;

           (iv) money market preferred stock rated "A" or above by Standard & Poor's Corporation or Moody's Investors Service, Inc.;

           (v) shares of money market mutual or similar funds having assets in excess of $100,000,000; and

           (vi) bank accounts maintained in any commercial bank.

     "Permitted Holders" means any of Morgan Stanley, Putnam Investment Management, GEM Capital Management Inc., The Prudential Insurance Company of America, Loews Corporation and Hanwa Co., Limited, or any of their respective Affiliates or any funds or institutional accounts managed or advised by any of the foregoing.

     "Permitted Priority Liens" means:

           (i) Liens securing the obligations of the Company under the Lender Documents;

           (ii) Liens securing Debt permitted pursuant to, and subject to the terms and conditions set forth in, Section 6.01(c) of the Credit Agreement (as in effect on the Effective Date); provided, however, that no Lien securing Debt permitted pursuant to Section 6.01(c) of the Credit Agreement (as in effect on the Effective Date) shall extend to or cover any Real Property, Leaseholds or Personal Property other than the equipment being financed with such Debt or other equipment financed by such lender or lessor or its Affiliates;

           (iii) Liens in effect on the Real Property, Leaseholds or Personal Property of the Company, the Guarantor or any Subsidiary of the Company at the time of purchase thereof by the Company, the Guarantor or such Subsidiary or at the time of purchase of such Subsidiary by the Company or another Subsidiary of the Company (in each case whether by merger, consolidation, purchase of assets or otherwise); provided, however, that
      (x) such Liens are not incurred, created or assumed in connection with, or in contemplation of, such purchase, (y) such Liens do not extend to or cover any Real Property, Leaseholds or Personal Property of the Company, the Guarantor or any Subsidiary of the Company other than the Real Property, Leaseholds or Personal Property that are, or the Real Property, Leaseholds or Personal Property of the Subsidiary that is, the subject of such purchase and (z) such Liens do not (A) materially interfere with the use, occupancy and operation of any Mortgaged Property or (B) materially reduce the fair market value of such Mortgaged Property but for such Lien;

           (iv) Liens for taxes not yet due and payable, and Liens for taxes being contested in good faith;

           (v) Liens imposed or given by law, which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' liens, Liens imposed under the Packers and Stockyards Act of 1921, as amended from time to time, and other similar Liens arising in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of such assets or materially impair the use thereof in the operation of the business of the Company, the Guarantor or any Subsidiary of the Company or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the assets subject to any such Lien;

           (vi) Liens consisting of pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

           (vii) Liens consisting of deposits made in the ordinary course of business (including surety bonds and appeal bonds) to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations;

           (viii) Liens, easements, rights-of-way, zoning restrictions, Mineral Rights and other similar restrictions, charges or encumbrances that do not interfere with the ordinary conduct of the business of the Company and which do not materially detract from the value of the property to which they attach or materially impair the use thereof by the Company, the Guarantor or any Subsidiary of the Company;

           (ix) Liens upon hog finishing facilities acquired or constructed by the Company after the Effective Date to secure New Finishing Facility Debt (as defined in the Credit Agreement, as in effect on the Effective
      Date) incurred (x) in accordance with Section 6.01(f) of the Credit Agreement (as in effect on the Effective Date) or (y) in the form of Capital Lease Obligations in transactions permitted by Section 6.03 of the Credit Agreement (as in effect on the Effective Date);

           (x) Liens on any Hedging Contract resulting solely from the purchase of such Hedging Contract on margin; and

           (xi) Liens (including Liens consisting of Mineral Rights) in existence on the Effective Date and identified on Schedule 1.1(b).

     "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

     "Personal Property" of any Person means all the right, title and interest of such Person in assets, properties and items, other than Real Property and Leaseholds.

     "Plan of Reorganization" means the Debtors' Second Amended Joint Plan of Reorganization under Chapter 11 of the

Bankruptcy Code dated September 5, 1996 and confirmed by the Court on September 6, 1996.

     "Pledge Agreement" has the meaning set forth in Section 5.1(b).

     "Purchaser" means the Initial Purchaser and each other Person that becomes a Purchaser pursuant to Section 8.6, and their respective successors, and "Purchasers" means all of the foregoing.

     "Purchase Commitment" means, (i) with respect to the Initial Purchaser, initially $10,000,000 less any amount assigned to another Person that becomes a Purchaser after the date hereof (a "Subsequent Purchaser") pursuant to Section
8.6 and (ii) with respect to any Subsequent Purchaser, the amount of Purchase Commitment assigned to such Purchaser.

     "Real Property" of any Person means all the fee ownership right, title and interest of such Person in and to land, improvements therein and thereon and fixtures annexed or to be annexed thereto, other than Leaseholds.

     "Recapitalization" means the recapitalization of the Company in accordance with the Recapitalization Documents.

     "Recapitalization Documents" means the Plan of Reorganization and the Debtors' Amended Joint Disclosure Statement to the Plan of Reorganization dated July 29, 1996, and approved by the Court on September 6, 1996, including the exhibits and schedules thereto, and all material agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

     "Reduction Event" means (i) any issuance of Debt or equity securities by the Company, the Guarantor or any Subsidiary, other than any issuance of Debt or equity securities (x) pursuant to this Agreement or the Credit Agreement or
(y) pursuant to any Other Transaction Document (other than the Credit Agreement) as in effect on the date hereof or (ii) an Asset Sale by the Company, the Guarantor or any Subsidiary.

     "Secured Parties" has the meaning set forth in the Security Agreement.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Agreement" has the meaning set forth in Section 5.1(b).

     "Security Documents" means the Security Agreement, the Pledge Agreement, the Assignment of Contracts, the Mortgages and all other instruments or documents delivered by any Obligor in order to grant, perfect or protect Liens in favor of the Collateral Agent for its benefit and the benefit of the Purchasers and the holders of the Notes and securing the Obligors' obligations hereunder and under such instruments and documents, as such instruments and documents may be amended, supplemented, or otherwise modified from time to time.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly controlled by such Person. Unless specified to the contrary, "Subsidiary" means a Subsidiary of the Company.

     "Subsidiary Guarantee Agreement" means the Subsidiary Guarantee Agreement, substantially in the form of Exhibit C, made by each Subsidiary Guarantor in favor of the Purchasers and the holders of the Notes, as amended, supplemented or otherwise modified from time to time.

     "Subsidiary Guarantor" means each direct or indirect domestic Subsidiary of the Company other than any Inactive Subsidiary.

     "Third Priority Note Documents" means the Third Priority Notes, the Third Priority Note Indenture, and all material agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

     "Third Priority Note Indenture" means the Indenture dated as of September 17, 1996 among the Company, the Guarantor and the Third Priority Note Trustee.

     "Third Priority Note Trustee" means Fleet National Bank, as Trustee for the holders of Third Priority Notes.

     "Third Priority Notes" means the Company's 11% Senior Secured Notes due 2003 (Partial Pay-in-Kind).

     "Time of Purchase" has the meaning set forth in Section 2.2(a).

     "Transfer" means any disposition of Notes that would constitute a sale thereof under the Securities Act.

     SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect as of the date of this agreement in the United States of America, applied on a consistent basis (except for changes concurred in by the Company's independent public accountants) ("GAAP"); provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 3.6.


                                   ARTICLE II

                           PURCHASE AND SALE OF NOTES

     SECTION 2.1. Commitments to Purchase. (a) From time to time during the Credit Availability Period, the Company may issue and sell to each Purchaser and, subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Company contained herein, such Purchaser agrees to purchase from the Company, Notes in an aggregate principal amount at any one time outstanding not to exceed such Purchaser's Purchase Commitment. The purchase price for the Notes shall be 100% of the principal amount thereof. Within the foregoing limits, the Company may prepay Notes pursuant to Section 4 of the Notes and sell additional Notes to each Purchaser at any time during the Credit Availability Period.

     (b) The obligation of each Purchaser hereunder to purchase the Notes will expire on the earliest of (i) the delivery to the Purchasers by the Company of a notice of termination of the obligations of the Purchasers hereunder, (ii) September 17, 1998 and (iii) the occurrence of any

Event of Default specified in clause (vi) or (vii) of Section 3(a) of the Notes.

     SECTION 2.2. Closing. (a) The Company shall give each Purchaser not less than five Business Days' notice of the closing of each purchase and sale of the Notes pursuant to Section 2.1(a) (each such closing, a "Closing"). The notice of each Closing shall specify (i) the date (which date shall be a Business Day) and time of such Closing and (ii) the aggregate principal amount of Notes to be purchased at such Closing. The date and time of any Closing is referred to herein as a "Time of Purchase."

     (b) Unless any applicable condition specified in Article V has not been satisfied with respect to any purchase and sale of Notes, such Purchaser shall, not later than the Time of Purchase with respect to such purchase and sale, deliver by wire transfer to the account number of the Company specified by the Company in writing no later than 9:00 a.m. (New York City time) on the Business Day immediately preceding such Time of Purchase immediately available funds in an amount equal to the aggregate purchase price of the Notes so purchased.

     (c) At each Closing, against payment as set forth in subsection (b) above, the Company shall deliver to each Purchaser a single Note representing the aggregate principal amount of Notes purchased hereunder at such Closing, registered in the name of such Purchaser, or, if requested by such Purchaser, separate Notes in other denominations of not less than $500,000 and registered in such name or names as shall be designated by such Purchaser by notice to the Company at least two Business Days prior to the Time of Purchase applicable to such Closing.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                               AND THE GUARANTOR

     Each of the Company and the Guarantor represents and warrants (including, in the case of any such representation and warranty made or deemed made before the consummation of the Recapitalization, at the time such representation and warranty is made or deemed made and immediately after giving effect to the consummation of the Recapitalization) that as of the Effective Date and each Time of Purchase:

     SECTION 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business in, and is in good standing under, the laws of the State of Missouri, Texas and every jurisdiction in which the Company is required to be so qualified except where the failure so to qualify would not result in a Material Adverse Effect. The Company is duly qualified under the laws of the State of Missouri to engage in farming and to own agricultural land in the State of Missouri. The Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business in, and is in good standing under the laws of every jurisdiction where such qualification is required except where the failure to so qualify would not result in a Material Adverse Effect.

     SECTION 3.2. Authorization, Execution and Enforceability. The execution, delivery and performance by each Obligor of each of the Note Documents and the Other Transaction Documents to which it is a party and the issuance by the Company of the Notes have been duly and validly authorized and are within the corporate powers of such Obligor or the Company, as the case may be. Each of the Note Documents (other than the Notes) and the Other Transaction Documents to which any Obligor is a party has been duly executed and delivered by such Obligor and constitutes its valid and binding agreement, enforceable in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law). When executed and delivered by the Company against payment therefor in accordance with the terms hereof, the Notes will constitute valid and binding obligations of the

Company, enforceable in accordance with their terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     SECTION 3.3. Governmental Authorization. The execution and delivery by each Obligor of each of the Note Documents (other than the Notes) and the Other Transaction Documents to which it is a party did not and will not, the issuance and sale by the Company of the Notes will not, and the consummation of the transactions contemplated hereby and thereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official, except (i) such actions or filings that have been undertaken or made prior to the Effective Date and that will be in full force and effect on and after the Effective Date or that are not required to be filed on or prior to the Effective Date and (ii) the filing of financing statements, Mortgages and other documents delivered to the Initial Purchaser or the Collateral Agent for filing pursuant to Section 5.1.

     SECTION 3.4. No Contravention. The execution and delivery by each Obligor of the Note Documents (other than the Notes) and the Other Transaction Documents to which it is a party did not and will not, the issuance and sale by the Company of the Notes will not, and the consummation of the transactions contemplated hereby and thereby will not, contravene, violate or constitute a default under any provision of applicable law or regulation, the certificate of incorporation, by-laws or limited liability agreement of any Obligor or any agreement, judgment, injunction, order, decree or other instrument binding upon any Obligor or any of such Obligor's Subsidiaries or result in the creation or imposition of any Lien on any asset of such Obligor or any of its Subsidiaries other than Liens created pursuant to the Security Documents and the Other Transaction Documents consisting of security agreements and instruments.

     SECTION 3.5. Security Interests. Upon the due filing or recordation thereof, the Security Documents will create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral and all collateral consisting of Real Property or Leaseholds that are then owned by any Obligor that are then the subject of the Security Documents, subject only to Liens permitted pursuant to Section 6.10; provided, however, that neither of the following shall cause this representation and warranty to be deemed inaccurate: (i) with respect to any Collateral, failure to file any financing statement (but only if a duly completed financing statement shall have been delivered to the Initial Purchaser or the Collateral Agent in accordance with Section 5.1(e)); and (ii) with respect to any such Collateral consisting of Real Property or Leaseholds, failure to record any Mortgage (but only if a duly executed counterpart of such Mortgage shall have been delivered to the Initial Purchaser or the Collateral Agent in accordance with Section 5.1(c)).

     SECTION 3.6. Financial Information.

        (a) The consolidated balance sheets of PSF, Inc. and PSF Finance L.P. as of December 31, 1995 and the related statements of income and cash flow for the fiscal year then ended, reported on by Ernst & Young LLP, copies of which have been delivered to the Initial Purchaser, fairly present, in conformity with GAAP, the financial position as of such date and the results of operations and cash flows for such fiscal year of PSF, Inc., PSF Finance L.P. and PSF, Inc. and PSF Finance L.P., combined.

        (b) The combined and combining balance sheets of PSF, Inc. and PSF Finance L.P. as of June 30, 1996 and the related statements of income and cash flow for the three months then ended, copies of which have been delivered to the Initial Purchaser, fairly present, in conformity with GAAP, the financial position as of such date and the results of operations and cash flows for such three-month period (subject to normal year-end adjustments) of PSF, Inc., PSF Finance L.P. and PSF, Inc. and PSF Finance L.P., combined.

        (c) Each of the Company and the Guarantor has heretofore delivered to the Initial Purchaser the unaudited pro forma balance sheet of each of the Company and the Guarantor as of June 30, 1996, as adjusted for the issuance and sale of the Notes and the consummation of the transactions contemplated by the Note Documents and the Other Transaction Documents. Such pro forma balance sheets have been prepared in good faith by the Company according to "fresh start" reporting principles, based on the assumptions used to prepare the pro forma financial information contained in the Business Plan (as defined in the Credit Agreement (as in effect on the Effective Date)) (which assumptions are believed by the Company and the Guarantor on the date hereof to be reasonable), are based on the best information available to the Company and the Guarantor as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the transactions contemplated by the Note Documents and Other

Transaction Documents and present fairly on a pro forma basis the estimated consolidated financial position of the Company and the Guarantor and their respective Consolidated Subsidiaries as of June 30, 1996, assuming that the transactions contemplated by the Note Documents and the Other Transaction Documents had actually occurred on such date.

     SECTION 3.7. Full Disclosure. The information heretofore furnished by the Company or any other Obligor to any Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by the Company or any other Obligor to any Purchaser will not (in each case taken together and on the date as of which such information is furnished), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading. The Company has disclosed to each Purchaser any and all facts that materially and adversely affect the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations under any Note Document or any Other Transaction Document.

     SECTION 3.8. Real Property; Leasehold Interests. (a) Each Obligor has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.10 and Liens that will be discharged in accordance with the Plan of Reorganization.

     (b) Since the Effective Date, each Obligor has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each Obligor enjoys peaceful and undisturbed possession under all such material leases.

     (c) As of the Effective Date, no Obligor has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

     (d) As of the Effective Date, no Obligor is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

     SECTION 3.9. Capitalization. As of the Effective Date, the authorized Capital Stock of the Company consists of 1,000 shares of common stock, $.01 par value. After giving effect to the transactions contemplated by the Note Documents and the Other Transaction Documents, on the Effective Date (i) 10,000,000 membership interests of the Guarantor will be issued and outstanding and (ii) 1,000 shares of common stock of the Company will be issued and outstanding, and each will be owned by such persons and to such extent as set forth on 3.9(a). The shares of Capital Stock so indicated on Schedule 3.9(a) have been duly and validly issued, and are fully paid and non-assessable.
Schedule 3.9(b) sets forth as of the Effective Date the name and jurisdiction of incorporation of each Subsidiary of the Guarantor or the Company and, as to each such Subsidiary, the percentage of each class of capital stock owned by the Guarantor, the Company or any Subsidiary of the Guarantor or the Company.

     SECTION 3.10. Solicitation; Access to Information. Neither the Company nor any Person acting on behalf of the Company has, either directly or indirectly, sold or offered for sale to any Person any of the Notes or any other similar security of the Company except as contemplated by this Agreement and by the Other Transaction Documents, and the Company represents that neither the Company nor any person acting on its behalf other than the Purchasers and their respective Affiliates will sell or offer for sale to any Person any such security to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or sale of any of the Notes within the provisions of Section 5 of the Securities Act.

     SECTION 3.11. Non-Fungibility. When the Notes are issued and delivered pursuant to this Agreement, the Notes will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities that are (i) listed on a national securities exchange registered under Section 6 of the Exchange Act or (ii) quoted in a U.S. automated inter-dealer quotation system.

     SECTION 3.12. Not an Investment Company. The Company is not an investment company, open-end investment trust, unit investment trust or face-amount certificate company within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 3.13. Solvency. Immediately after the consummation of the transactions contemplated by the Note Documents and the Other Transaction Documents to occur on the Effective Date, (i) the fair value of the assets of each Obligor, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Obligor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Obligor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Obligor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     SECTION 4.1. Purchase for Investment; Authority; Binding Agreement. Each Purchaser represents and warrants to the Company that at each Time of Purchase:

           (a) such Purchaser is acquiring its Notes solely for investment purposes and not with a view toward, or for sale in connection with, any distribution thereof;

           (b) such Purchaser is an Accredited Investor within the meaning of Rule 501(a) under the Securities Act and the Notes to be acquired by it pursuant to this Agreement are being acquired for its own account and such Purchaser will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Notes unless pursuant to a transaction either registered under, or exempt from registration under, the Securities Act; and

           (c) such Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Notes and such Purchaser is capable of bearing the economic risks of such investment.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     SECTION 5.1. Conditions to Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which all of the following conditions have been satisfied:

           (a) this Agreement shall have been duly executed and delivered by the Company to the Initial Purchaser;

           (b) a security agreement, substantially in the form of Exhibit D (such agreement, as amended, supplemented or otherwise modified from time to time, being the "Security Agreement"), and a pledge agreement, substantially in the form of Exhibit F (such agreement, as amended, supplemented or otherwise modified from time to time, being the "Pledge Agreement"), shall be duly executed and delivered by the Company and in favor of the Collateral Agent for its benefit and the benefit of the Purchasers, the holders of the Notes and the other secured parties named therein;

           (c) deeds of trust or mortgages covering the Real Property and Leasehold Interests of each Obligor shall have been duly executed and delivered by the relevant Obligor in favor of the Collateral Agent for its benefit and the benefit of the Purchasers, the holders of the Notes and the other secured parties named therein, substantially in the form of Exhibit C (such deeds of trust or mortgages (as amended, supplemented or otherwise modified from time to time) that are executed by the Obligors, being the "Mortgages");

           (d) each of the Parent Guarantee Agreement, the Subsidiary Guarantee Agreement, the Assignment of Contracts, the Indemnity Agreement and the Intercreditor Agreement shall have been duly executed and delivered by each of the parties thereto;

           (e) Uniform Commercial Code financing statements showing each Obligor as debtor and the Collateral Agent as secured party shall have been filed or delivered to the Initial Purchaser or the Collateral Agent for filing and all Pledged Securities (as defined in the Pledge Agreement) shall have been duly and validly pledged thereunder to the Collateral Agent and certificates representing such securities, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Senior Collateral Agent (as defined in the Security Agreement);

           (f) each of the Other Transaction Documents shall be in full force and effect and in form and substance satisfactory to the Initial Purchaser and each of the conditions to the parties' obligations under the Other Transaction Documents shall be satisfied or, with the prior written consent of the Initial Purchaser, waived and the Initial Purchaser shall have received a copy of each opinion, report or other document required to be delivered by or on behalf of any Obligor, with a letter from each person delivering any such opinion, report or other document authorizing reliance thereon by the Initial Purchaser, all in form and substance satisfactory to the Initial Purchaser;

           (g) the Recapitalization shall have been consummated in accordance with the Other Transaction Documents;

           (h) the Initial Purchaser shall have received evidence satisfactory to it of the consummation of all other financings and transactions contemplated to be consummated prior to or on the Effective Date, including without limitation (i) the closing of the Credit Agreement,
      (ii) the issuance of the Third Priority Notes, (iii) the entry by the Court, on or prior to December 31, 1996, of the Order approving confirmation of the Plan of Reorganization, the Note Documents and the Other Transaction Documents and the transactions contemplated thereby, which Order shall not be subject to any appeal or stay and with respect to which the Court shall not have entered any reversal, modification or vacatur, in whole or in part, and (iv) the emergence of the Company and the Guarantor from Chapter 11 proceedings and the consummation of the transactions contemplated by the Plan of Reorganization in accordance with the Plan of Reorganization, all on terms and conditions satisfactory to the Initial Purchaser;

           (i) the Initial Purchaser shall have received an opinion, dated the Effective Date, of each of Weil, Gotshal & Manges LLP, counsel for the Company and the Guarantor, and Sonnenschein, Nath & Rosenthal, Missouri counsel for the Company, in each case in form and substance satisfactory to the Initial Purchaser and substantially to the effect set forth in Exhibits H and I respectively, and shall have received, in form and substance satisfactory to the Initial Purchaser, such corporate resolutions, certificates and other documents as the Initial Purchaser shall reasonably request in writing prior to the Effective Date;

           (j) the Initial Purchaser shall have received evidence satisfactory to it that all governmental, shareholder and third party consents and approvals necessary in connection with the Recapitalization and the other transactions contemplated by the Note Documents and by the Other Transaction Documents have been received;

           (k) there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Recapitalization or the Notes or any of the transactions contemplated by the Note Documents or by the Other Transaction Documents or that could have a material adverse effect on the Recapitalization or the Notes or any of the other transactions contemplated by the Note Documents or the Other Transaction Documents or on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company;

           (l)  there shall not exist any Default or Event of Default;

           (m) the representations and warranties of the Company contained in each Note Document shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such time and the Company shall have performed and complied in all material respects with all covenants and agreements required by each Note Document to be performed by it or complied with by it at or prior to the Effective Date; and

           (n) all reasonable expenses due and payable to the Initial Purchaser or any of its Affiliates in connection with the transactions contemplated by the Note Documents or the Other Transaction Documents shall have been paid or duly provided for in full.

Upon the satisfaction of the foregoing conditions, the Initial Purchaser shall promptly notify the Company of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

     SECTION 5.2. Conditions to each Purchaser's Obligations to Purchase. The obligation of each Purchaser to purchase the Notes to be issued and sold by the Company hereunder pursuant to Section 2.1(a) is subject to the satisfaction of the following conditions contemporaneously with each Time of Purchase:

           (a) the fact that, immediately prior to such Time of Purchase, the sum of the aggregate amount available for borrowing by the Company under the Credit Agreement plus the aggregate amount of cash, cash equivalents and Permitted Cash Equivalents of the Company and its Subsidiaries shall be less than $5,000,000 and such Purchaser shall have received a certificate from the Company to the foregoing effect;

           (b) the fact that, immediately after such Time of Purchase, the aggregate outstanding principal amount of the Notes will not exceed the aggregate amount of the Purchase Commitments;

           (c) the fact that the representations and warranties of each Obligor contained herein and in the other Note Documents shall be true and correct in all material respects on and as of such Time of Purchase as if made on and as of such time;

           (d) each Purchaser shall have received the Notes, duly executed by the Company in the denominations and registered in the names specified in or pursuant to Section 2.2(c);

           (e) the fact that, immediately before and after such Time of Purchase, there shall exist no Default or Event of Default specified in
      Section 3(a)(i), 3(a)(vi), 3(a)(vii) or 3(a)(viii) of the Notes;

           (f) all reasonable expenses due and payable to such Purchaser or any of its Affiliates in connection with the transactions contemplated by the Note Documents shall have been paid or duly provided for in full;

           (g) the fact that, at the time of their issuance, the Notes shall not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities that are (i) listed on a national securities exchange registered under Section 6 of the Exchange Act or
      (ii) quoted in a U.S. automated inter-dealer quotation system; and

           (h) the fact that no order, decree, injunction or judgment enjoining the issuance of the Notes shall be in effect.

Each purchase and sale of Notes hereunder shall be deemed to be a representation and warranty by the Company at the Time of Purchase of such purchase and sale as to the facts specified in clauses (a), (b), (c), (e), (g) and (h) of this section.

     SECTION 5.3. Conditions to the Company's Obligations to Sell. The obligations of the Company to issue and sell to each Purchaser the Notes pursuant to this Agreement are subject to the satisfaction, at or prior to each Time of Purchase, of the following conditions:

           (a) the representations and warranties of such Purchaser contained herein shall be true and correct in all material respects on and as of such Time of Purchase as if made on and as of such time and such Purchaser shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by such Purchaser at or prior to such Time of Purchase; and

           (b) the issue and sale of the Notes by the Company shall not be prohibited by any applicable law, court order or governmental regulation.


                                   ARTICLE VI

                                   COVENANTS

     Each of the Company and the Guarantor hereby agrees that during the Credit Availability Period and thereafter so long as any Notes remain outstanding and unpaid or any other amount is owing to any Purchaser or any holder from time to time of the Notes, and for the benefit of such Purchasers and such holders:

     SECTION 6.1. Information. The Company and the Guarantor will deliver to each Purchaser and each holder of Notes:

           (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, the consolidated balance sheets of the Company and the Guarantor as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and the figures for such fiscal year, all reported on in a manner acceptable to the Commission without qualification by independent public accountants of nationally recognized standing;

           (b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the consolidated balance sheets of the Company and the Guarantor as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the fiscal year of the Company and the Guarantor ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's and the Guarantor's previous fiscal year, all certified (subject to footnote presentation and normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of each of the Company and the Guarantor;

           (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of each of the Company and the Guarantor stating that no Default has occurred and is continuing on such date or, if as of the date of such delivery a Default shall have occurred and be continuing, setting forth the details of such Default and the action that the Company or the Guarantor, as the case may be, is taking or proposes to take with respect thereto;

           (d)  together with each delivery of financial statements pursuant to
      (a) above, a written statement by the independent public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement as it relates to accounting matters, (ii) stating whether, in connection with their audit examination, any Default has come to their attention, and if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (iii) stating that based on their audit examination nothing has come to their attention that causes them to believe that the information contained in the certificate delivered therewith pursuant to (c) above is not correct;

           (e) within ten days after any officer of the Company or the Guarantor obtains knowledge of a Default, a certificate of the chief financial officer or the chief accounting officer of the relevant entity setting forth the details thereof and the action that such entity is taking or proposes to take with respect thereto;

           (f) promptly upon the mailing thereof to the members of the Guarantor or the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

           (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) that the Company or the Guarantor has filed with the Commission; and

           (h) from time to time such additional information regarding the financial position or business of any of the Guarantor, the Company and its Subsidiaries as any Purchaser or the holder of any Note may reasonably request.

     SECTION 6.2. Inspection of Property, Books and Records; Consultation with Management. (a) Each of the Company and the Guarantor will keep, and will cause each Subsidiary of the Company to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to their respective businesses and activities; and will permit, and will cause each Subsidiary of the Company to permit, representatives of the Purchasers to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective directors, officers, employees and independent public accountants, all at such reasonable times and as often as may be desired.

     (b) In addition to the foregoing, the Company and the Guarantor will make their respective officers and directors available from time to time to representatives of the Purchasers for consultation and advice regarding their affairs and operations, at such times and in such manner as may be requested by the Purchasers.

     SECTION 6.3. Supplemental Information. If at any time the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish at its expense, upon request, for the benefit of holders from time to time of Notes, to holders of Notes and prospective purchasers of Notes information satisfying the requirements of subsection
(d)(4)(i) of Rule 144A (or any successor provision thereof) under the Securities Act.

     SECTION 6.4. Use of Proceeds. The proceeds from the issuance and sale of the Notes by the Company pursuant to this Agreement shall be used for general corporate purposes, including the repayment or prepayment of any Debt to the extent permitted hereunder. None of the proceeds from the Notes have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the loans under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, U or X of the Board of Governors of the Federal Reserve.

     SECTION 6.5. Restrictions on Certain Amendments. Without the consent of the Majority Holders, neither the Company nor the Guarantor will permit any waiver, modification, amendment or release of any Third Priority Note Document that would shorten the average life or stated final maturity of, or require any earlier scheduled principal payment date or date for the payment of any cash interest on, any Debt outstanding thereunder.

     SECTION 6.6. Investment Company Act. Neither the Company nor the Guarantor will be or become an investment company, open-end investment trust, unit investment trust or face-amount certificate company within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 6.7. Compliance with Third Priority Note Indenture. Each of the Company and the Guarantor will comply with each of the covenants set forth in
Article X of the Third Priority Note Indenture as in effect on the Effective
Date.

     SECTION 6.8. Mergers, Consolidations, Etc. (a) The Guarantor shall not consolidate with or merge into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all its properties and assets as an entirety, unless either (i) the Guarantor shall be the continuing Person, or (ii) the Person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Guarantor (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America or any state thereof and shall expressly assume, by an amendment or supplement hereto, executed and delivered to each Purchaser and each holder of Notes, in form satisfactory to each such Purchaser and holder, the Parent Guarantee Agreement and the performance and observance of any covenant of this Agreement and the Security Documents on the part of the Guarantor to be performed and observed and this Agreement and the Security Documents shall remain in full force and effect; and

                  (i) immediately after giving effect to such
             transaction, and treating any Debt incurred by the Guarantor as a result of such transaction as having been incurred at the time of such transaction, (A) the Guarantor or the Surviving Entity would not be liable with respect to any Debt which is not permitted under Section 10.8 of the Third Priority Note Indenture (as in effect on the date hereof) and (B) the Consolidated Net Worth of the Guarantor, the Company or the Surviving Entity and their Subsidiaries would be no less than the Consolidated Net Worth of the Guarantor, the Company and their Subsidiaries immediately prior to such transaction;

                  (ii) no Event of Default under Section 3 of the Notes
             has occurred or is continuing at the time of such transaction; and

                  (iii) the Guarantor has delivered to each Purchaser
             and each holder of Notes a certificate signed by the chairman of the board, the chief executive officer, the president or the treasurer of the Guarantor, stating that such consolidation, merger, conveyance, transfer, lease or acquisition and, if an amendment or supplement is required in connection with such transaction, such amendment or supplement complies with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

     (b) The Company shall not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company or transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties or assets as an entirety, unless:

           (1) the Company is the surviving Person; or

           (2) in case the Company shall consolidate with or merge with or into another Person or transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties or assets as an entirety, and the Company is not the surviving Person (a "Non-Surviving Combination"), the Person formed by such consolidation or into which the Company is merged or the Person which acquires by transfer, conveyance, sale, lease or otherwise the assets of the Company substantially as an entirety (for purposes of this Section 6.8, a "Successor Company") shall be a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an amendment or supplement hereto, executed and delivered to each Purchaser and each holder of Notes in form satisfactory to each such Purchaser and holder, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every covenant of this Agreement on the part of the Company to be performed or observed; and

                  (i) immediately after giving effect to such
             transaction, and treating any Debt incurred by the Company as a result of such transaction as having been incurred at the time of such transaction, (A) the Company or the Successor Company would not be liable with respect to any Debt which is not permitted under Section 10.8 of the Third Priority Note Indenture (as in effect on the date hereof) and (B) the Consolidated Net Worth of the Guarantor, the Company or the Successor Company and their Subsidiaries would be no less than the Consolidated Net Worth of the Guarantor, the Company and their

             Subsidiaries immediately prior to such transaction;

                  (ii) no Event of Default under Section 3 of the Notes
             has occurred or is continuing at the time of such transaction; and

                  (iii) the Company has delivered to each Purchaser and
             each holder of Notes a certificate signed by the chairman of the board, the chief executive officer, the president or the treasurer of the Company, stating that such consolidation, merger, conveyance, transfer, lease or acquisition and, if an amendment or supplement is required in connection with such transaction, such amendment or supplement complies with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

             SECTION 6.9. Third Priority Notes. Neither the Guarantor nor the Company shall permit, nor suffer any of its Subsidiaries to, purchase, redeem, retire, defease or otherwise acquire for value, deposit any monies with any Person with respect to, or make any payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Third Priority Notes other than the payment of interest on the Third Priority Notes required pursuant to the terms thereof.

             SECTION 6.10. Permitted Priority Liens. Other than Permitted Priority Liens, the Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of the Company or any Subsidiary of the Company having equal or greater priority than the Liens on the Collateral securing the obligations of the Company under the Note Documents.

             SECTION 6.11. Security Interests. (a) Except as otherwise specified in the Security Documents or in the Intercreditor Agreement, upon a request by the Collateral Agent, each Obligor will, and will cause each of its Subsidiaries to, perform any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the Uniform Commercial Code and the rules and regulations thereunder, or any other statute, rule or regulation of any applicable federal, state or local jurisdiction, including any filings in local real estate land record offices which are necessary or advisable, from time to time, in order to grant and maintain in favor of the Collateral Agent for its benefit and the benefit of the Purchasers and the holders of Notes a valid and perfected Lien on the Collateral.

     (b) Each Obligor shall undertake to deliver or cause to be delivered to the Collateral Agent from time to time such other documentation, instruments, consents, authorizations, approvals and orders as may be required pursuant to this Section 6.11 or as the Collateral Agent or the Majority Holders shall deem reasonably necessary or advisable to perfect or maintain the Liens or the priority thereof for its benefit and the benefit of the Purchasers and the holders of Notes, including, without limitation, assets that may become Collateral after the Effective Date.

     (c) The Company will cause each of its subsequently acquired or organized Subsidiaries (other than any Inactive Subsidiary) and each of its Subsidiaries that ceases to be an Inactive Subsidiary to execute a supplement to the Subsidiary Guarantee Agreement and, at such time as there shall be two or more Subsidiary Guarantors, the Company shall, and shall cause each Subsidiary Guarantor to, execute and deliver to the Collateral Agent the Indemnity, Subrogation and Contribution Agreement substantially in the form of Exhibit J (as amended or modified and in effect from time to time, the "Indemnity Agreement") and each other applicable Security Document in favor of the Collateral Agent as shall be deemed necessary by the Majority Holders to create a valid, perfected and enforceable Lien on and security interest in the Collateral of such Subsidiary in favor of the Collateral Agent for its benefit and the benefit of the Purchasers and the holders of the Notes, and the Collateral Agent shall receive a favorable opinion, in form and substance satisfactory to the Majority Holders, as to the legal, valid, binding and enforceable nature of the agreements and instruments delivered to the Collateral Agent in accordance with this clause (c).


                                  ARTICLE VII

                                   TRANSFERS

     SECTION 7.1. Restrictions on Transfer. From and after their respective dates of issuance, none of the Notes shall be transferable except upon the conditions specified in Sections 7.2 and 7.3 (which conditions are intended to ensure compliance with the provisions of the Securities Act in respect of the Transfer of any of such Notes or any interest therein) and Section 7.4. Each Purchaser will cause any proposed transferee of any Notes (or any interest therein) held by it to agree to take and hold such Notes (or any interest therein) subject to the provisions and upon the conditions specified in this
Section 7.1 and in Sections 7.2 through 7.4.

     SECTION 7.2. Restrictive Legends. (a) Each certificate for the Notes issued to any Purchaser or to a subsequent transferee shall (unless otherwise permitted by the provisions of Section 7.2(b) or Section 7.3) include a legend in substantially the following form:

      THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE, AND THEN ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THE NOTE PURCHASE AGREEMENT DATED AS OF SEPTEMBER 17, 1996 A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE.

     (b) Any holders of Notes registered pursuant to the Securities Act and qualified under applicable state securities laws may exchange such Notes on transfer for new securities that shall not bear the legend set forth in paragraph (a) of this Section 7.2.

     SECTION 7.3. Notice of Proposed Transfers. (a) Five Business Days prior to any proposed Transfer (other than Transfers of Notes (i) registered under the Securities Act, (ii) to an Affiliate of any Purchaser or a general partnership, limited liability company or similar entity in which such Purchaser or an Affiliate of such Purchaser is one of the general partners, managers or entities performing similar functions or (iii) to be made in reliance on Rule 144A under the Securities Act) of any Notes, the holder thereof shall give written notice to the Company of such Notes of such holder's intention to effect such Transfer, setting forth the manner and circumstances of the proposed Transfer, and shall be accompanied by (i) such representation letters in form and substance reasonably satisfactory to the Company to ensure compliance with the provisions of the Securities Act and (ii) such letters in form and substance reasonably satisfactory to the Company from each such transferee stating such transferee's agreement to be bound by the terms of this Agreement. Such proposed Transfer may be effected only if the Company shall have received such notice of transfer, representation letters and other letters referred to in the immediately preceding sentence, whereupon the holder of such Notes shall be entitled to Transfer such Notes in accordance with the terms of the notice delivered by the holder to the Company, subject to Section 7.4. Each certificate evidencing the Notes transferred as above provided shall bear the legend set forth in Section 7.2(a) except that such certificate shall not bear such legend if an opinion of counsel reasonably satisfactory to the Company addressed to the Company to the effect that neither such legend nor the restrictions on Transfer in Sections 7.1 through 7.3 are required in order to ensure compliance with the provisions of the Securities Act.

     (b) Five Business Days prior to any proposed Transfer of any Notes to be made in reliance on Rule 144A under the Securities Act ("Rule 144A"), the holder thereof shall give written notice to the Company of such holder's intention to effect such Transfer, setting forth the manner and circumstances of the proposed Transfer and certifying that such Transfer will be made (i) in full compliance with Rule 144A and (ii) to a transferee that (A) such holder reasonably believes to be a "qualified institutional buyer" within the meaning of Rule 144A and (B) is aware that such Transfer will be made in reliance on Rule 144A. Such proposed Transfer may be effected only if the Company shall have received such notice of transfer, whereupon the holder of such Notes shall be entitled to Transfer such Notes in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Notes transferred as above provided shall bear the legend set forth in Section 7.2(a).

     SECTION 7.4. Transfer to Single Transferee. Unless the Company has otherwise consented, any Transfer of Notes at any time by any holder thereof, except in the case of any transfer by the Initial Purchaser or any of its Affiliates to any of their respective Affiliates, shall be made to a single transferee and shall include all Notes held by such holder at such time.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1. Notices. All notices, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address set forth on the signature pages hereof, or such other address as such party may hereinafter specify for the purpose to the other parties. Each such notice, demand or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified on the signature page hereof, (ii) if given by mail, four days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section.

     SECTION 8.2. No Waivers; Powers and Remedies Cumulative; Amendments. (a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     (b) No right or remedy herein conferred upon or reserved to the Purchasers or the holders from time to time of Notes is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Every power and remedy given by this Agreement, by the Notes or any other Note Document or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Purchasers or the holders from time to time of the Notes.

     (c) Any provision of this Agreement or the Notes may be amended, supplemented or waived if, but only if, such amendment, supplement or waiver is in writing and is signed by the Company and the Majority Holders, any provision of the Security Documents may be amended, supplemented or waived in accordance with the terms thereof, and the security interest in any Collateral may be released only with the consent of the Majority Holders; provided, that without the consent of each Purchaser and each holder of any

Note affected thereby, an amendment, supplement or waiver may not (a) reduce the aggregate principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the rate or extend the time for payment of interest on any Note, (c) reduce the principal amount of or extend the stated maturity of any Note, (d) make any Note payable in money or property other than as stated in the Notes or (e) release all or substantially all of the Collateral.

     SECTION 8.3. Indemnification. The Company agrees to indemnify and hold harmless each Purchaser, its Affiliates, each Person, if any, who controls such Purchaser, within the meaning of the Securities Act or the Exchange Act (a "Controlling Person"), each other holder of Notes and the respective limited or general partners, agents, employees, officers, trustees and directors of any such Purchaser, its Affiliates, any such Controlling Person and any such holder (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not such Indemnified Party is a party thereto, provided that the Company shall not be obligated to advance such costs to any Indemnified Party other than the Initial Purchaser unless it has received from such Indemnified Party an undertaking to repay the Company the costs so advanced if it should be determined by final judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder with respect to such costs) that may be incurred by such Indemnified Party in connection with any investigative, administrative or judicial proceeding brought or threatened that relates to or arises out of or is in connection with any activities contemplated by this Agreement, any other Note Document or any other services rendered in connection herewith, including, but not limited to, losses, claims, damages, liabilities or expenses arising out of or based upon any untrue statement or any alleged untrue statement of a material fact or any omission or any alleged omission to state a material fact in any of the disclosure or offering or confidential information documents (the "Disclosure Documents") pertaining to any of the transactions or proposed transactions contemplated herein (all of the foregoing, "Indemnified Liabilities"), provided that the Company will not be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result from such Indemnified Party's gross negligence, willful misconduct or bad faith. To the extent that the undertaking to indemnify and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnities or any of them except to the extent set forth in the proviso of the preceding sentence. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY, OR ARISING UNDER STRICT LIABILITY OF, ANY PURCHASER OR ANY OTHER HOLDER OF NOTES, PROVIDED ONLY THAT NEITHER ANY PURCHASER NOR ANY OTHER HOLDER OF NOTES SHALL BE ENTITLED UNDER THIS SECTION TO RECEIVE INDEMNIFICATION FOR THAT PORTION, IF ANY, OF ANY INDEMNIFIED LIABILITIES WHICH ARISES FROM ITS OWN INDIVIDUAL GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED IN A FINAL JUDGEMENT. The Company also agrees that no Indemnified Party shall have any liability for claims, liabilities, damages, losses or expenses, including legal fees, incurred by the Company in connection with this Agreement or any other Note Document unless they are determined by final judgment of a court of competent jurisdiction to result from such Indemnified Party's gross negligence, willful misconduct or bad faith.

     The indemnification, contribution and expense reimbursement obligations set forth in this Section 8.3 (i) shall be in addition to any liability the Indemnifying Parties may have to any Indemnified Party at common law or otherwise, (ii) shall survive the termination of this Agreement and the other Note Documents and the payment in full of the Notes and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Purchaser or any other Indemnified Party.

     SECTION 8.4. Expenses; Documentary Taxes. The Company agrees to pay all reasonable out-of-pocket costs, expenses and other payments in connection with the purchase and sale of the Notes as contemplated by this Agreement including without limitation (i) fees and disbursements of special counsel for the Initial Purchaser incurred in connection with the preparation of the Note Documents, (ii) all out-of-pocket expenses of the Initial Purchaser, including fees and disbursements of counsel, in connection with any waiver or consent hereunder or under the other Note Documents or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (iii) all reasonable out-of-pocket expenses of each Purchaser and each holder of Notes, including fees and disbursements of counsel, in connection with any collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. In addition, the Company agrees to pay any and all stamp, transfer and other similar taxes, assessments or charges payable in connection with the execution and delivery of this Agreement or any other Note Document or the issuance of the Notes.

     SECTION 8.5. Payment. The Company agrees that, so long as MS Group shall own any Notes purchased by it from the Company hereunder, the Company will make payments to MS Group of all amounts due thereon by wire transfer by 1:00 P.M. (New York City time) on the date of payment to such account as specified beneath the MS Group's name on the signature page hereof or to such other account or in such other similar manner as MS Group may designate to the Company in writing.

     SECTION 8.6. Successors and Assigns. (a) This Agreement shall be binding upon the parties hereto and their respective successors and assigns except that the Company may not assign or otherwise transfer its rights or obligations under this Agreement or the other Note Documents to any other Person without the prior written consent of the Majority Holders. Subject to the provisions of Article VII, any holder of Notes may transfer its Notes to any Person, and, subject to Section 8.6(b), any Purchaser may assign all or any part of its Purchase Commitment to any Person. Upon execution and delivery of an instrument of assignment and assumption by such transferee to such transferor Purchaser and the Company, such transferee shall be a Purchaser party to this Agreement and shall have the rights and obligations of a Purchaser party to this Agreement as set forth in such instrument, and the transferor Purchaser shall be released from its obligations hereunder to a corresponding extent.
All provisions hereunder purporting to give rights to Morgan Stanley and its Affiliates or to holders of Notes are for the express benefit of such Persons.

     (b) If any Purchaser shall fail to perform its obligation to purchase Notes hereunder, the amount of the Purchase Commitment of such Purchaser shall, at the time of any such failure, be immediately assumed by MS Group so that the aggregate amount of the Purchase Commitments to purchase Notes provided for herein shall not be reduced. No such assumption shall relieve any Purchaser from its Purchase Commitment, and each such defaulting Purchaser agrees to repay on demand MS Group any Notes purchased by MS Group in respect of such assumed Purchase Commitment, together with interest thereon from the date of such purchase to but excluding the date of repayment at the rate of 12% per annum.

        SECTION 8.7. Brokers. The Company represents and warrants that it has not employed any broker or finder who might be entitled to any brokerage, finder's or other fee or commission in connection with the Recapitalization or the sale of the Notes.

        SECTION 8.8. Collateral Agent; Security Documents. In order to secure the due and punctual payment of the obligations under the Note Documents and the Third Priority Notes, the Company, the Guarantor and the Collateral Agent have entered into or will enter into, as the case may be, the Security Agreement and the other Security Documents to grant, bargain, sell, release, hypothecate, assign, mortgage, pledge, transfer, confirm and grant to the Collateral Agent for the benefit of the Secured Parties (as defined therein) a security interest in the property constituting the Collateral described therein. The Collateral Agent is hereby expressly authorized and directed to enter into, and to exercise the rights and powers granted by, the Intercreditor Agreement, the Security Agreement and any other Security Documents. Each Purchaser and each subsequent holder of the Notes hereby expressly agrees to be bound by the Intercreditor Agreement and the Security Documents and acknowledges that, so long as the Notes remain outstanding, the Collateral and Real Property (as defined in the Security Agreement) are to be held by the Collateral Agent for the benefit of the Purchasers, the other holders of Notes and the holders of the Third Priority Notes, and their respective successors and assigns, without distinction, except that, after foreclosure or upon the exercise of remedies pursuant to the Security Documents, any proceeds shall be applied first to the payment in full of all obligations owing hereunder and under the Notes and thereafter to the payment of the Third Priority Notes.

        SECTION 8.9. Confidentiality. Each Purchaser agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that any Purchaser or holder of Notes shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information, (b) to the extent requested by any regulatory authority, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (d) in connection with any suit,

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
action or proceeding relating to the enforcement of its rights hereunder or under the other Note Documents, (e) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section
8.9 or (ii) becomes available to any Purchaser or holder of Notes or the Collateral Agent on a nonconfidential basis from a source other than the Company or the Guarantor (other than information that clearly indicates that it is intended to be confidential) or (f) to any actual or prospective assignee of or participant in any of its rights under this Agreement or the Notes, provided that such assignee or participant first executes and delivers to such party a confidentiality letter containing substantially the undertakings set forth in this Section 8.9. For the purposes of this Section, "Information" shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by any Purchase or holder of Notes based on any of the foregoing) that are received from the Company or the Guarantor and related to the Company or the Guarantor, any shareholder of the Company or the Guarantor or any employee, customer or supplier of the Company or the Guarantor, other than any of the foregoing that were available to any Purchaser or holder of Notes on a nonconfidential basis prior to its disclosure thereto by the Company or the Guarantor, and which are in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential. The provisions of this Section 8.9 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

     SECTION 8.10. NEW YORK LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     SECTION 8.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     SECTION 8.12. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.




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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.




                                     PREMIUM STANDARD FARMS, INC.


                                     By /s/ W.R. Patterson
                                        ----------------------------
                                        Name:
                                        Title:



                                     PSF HOLDINGS L.L.C.


                                     By /s/ W.R. Patterson
                                        ----------------------------
                                        Name:
                                        Title:



                                     MORGAN STANLEY GROUP INC.


                                     By /s/ Philip N. Duff
                                        ----------------------------
                                        Name: Philip N. Duff
                                        Title: Chief Financial Officer



                                     43